Exhibit 2.5

20900 NE 30th Avenue, 8th Floor

Aventura, FL 33180

September 11, 2025

David Lawrence

10593 N. Country Road, 800E

Brownsburg, Indiana 46112

Re:	Amendment of Amended and Restated Merger Agreement, dated December 23, 2024, by and among Precision Aerospace Group, Inc., now Precision Aerospace and Defense Group, Inc. (“Purchaser”), Precision Aerospace Merger Sub, Inc. Aerodyn Engineering Holdings, Inc. (“Aerodyn”) and David Lawrence (the “Sole Stockholder”)

Dear David:

Reference is hereby made to the above-referenced merger agreement, as amended and/or restated to date, (the “Merger Agreement”), pursuant to which Purchaser agreed to acquire Aerodyn and issued a certain convertible promissory note, dated December 23, 2024, in favor of the Sole Stockholder in the original principal amount of $20,698,038 (subsequently increased to $23,698,038) (as amended and/or restated to date, the “Closing Note”) in connection therewith.

Capitalized terms used herein but not otherwise defined shall have the respective meanings attributed to them in the Merger Agreement and the Closing Note; other terms shall be redefined as set forth herein.

The Merger Agreement contemplates and is based in large part on the conduct by the Purchaser of an initial public offering of its securities (an “IPQ”). As we have discussed, Purchaser has determined to enter into a business combination transaction with FACT II Acquisition Corp., a special purpose acquisition company (the “SPAC”), in lieu of conducting an IPO (the “SPAC Transaction”). Accordingly, for this and other reasons, certain terms and conditions of the Merger Agreement and the Closing Note require modification as hereinafter provided.

Following the date hereof:

(a)	all references in the Merger Agreement to shares of Purchaser Common Stock in connection with the Post-Closing Consideration shall mean and be deemed hereafter to refer to the common stock of the SPAC following consummation of the SPAC Transaction (the “SPAC Common Stock”) pursuant to the terms of a definitive business combination agreement by and among Purchaser, the SPAC, FACT II Acquisition LLC, and the SPAC’s merger subsidiary (the “BCA”), except for references in Section 6.7 of the Merger Agreement (Capitalization of the Purchaser), which shall remain unchanged;

(b)	the defined term “IPO” and all references thereto in the Merger Agreement are hereby removed;

(c)	the term “SPAC” shall be added, in appropriate alphabetical order, as a defined term in Section 1.1 of the Merger Agreement and shall be defined as “FACT II Acquisition Corp., a special purpose acquisition company;”

(d)	the phrase “SPAC Transaction” shall be added, in appropriate alphabetical order, to the definitions in Section 1.1 of the Merger Agreement and defined as “the business combination transaction with the SPAC;”

(e)	all references in the Closing Note to “Purchaser Common Stock” shall mean and be deemed hereafter to refer to “SPAC Common Stock;”

(f)	all references in the Closing Note to the IPO shall mean and be deemed hereafter to refer to the SPAC Transaction and references to closing of the IPO shall mean and be deemed hereafter to refer to consummation of the SPAC Transaction;

(g)	the reference in the Closing Note to “offering price ... in the IPO” shall mean and be deemed hereafter to refer to the per-share value of the SPAC Common Stock used to determine the Exchange Ratio in the BCA;

The reference in Section 4.1(a)(i) of the Merger Agreement to “fifty percent (50%)” with respect to the Closing Cash Payment shall be removed and replaced with “seventy percent (70%)” and the reference in Section 4.1(b)(i) of the Merger Agreement to “fifty percent (50%)” with respect to the Closing Share Payment shall be removed and replaced with “thirty percent (30%).”

The reference in Section 4.2(a)(i) of the Merger Agreement to “fifty percent (50%)” with respect to the Year 1 Cash Payment shall be removed and replaced with “seventy percent (70%)” it being understood and agreed that the Year 1 Share Payment shall be equal to thirty percent (30%).

The reference in Section 4.2(a)(i) of the Merger Agreement to “fifty percent (50%)” with respect to the Year 1 Cash Payment shall be removed and replaced with “seventy percent (70%)” it being understood and agreed that the Year 1 Share Payment shall be equal to thirty percent (30%).

The reference in Section 4.2(a)(ii) of the Merger Agreement to “fifty percent (50%)” with respect to the Year 2 Cash Payment shall be removed and replaced with “seventy percent (70%)” it being understood and agreed that the Year 2 Share Payment shall be equal to thirty percent (30%).

The reference in Section 4.2(a)(iii) of the Merger Agreement to “fifty percent (50%)” with respect to the Year 3 Cash Payment shall be removed and replaced with “seventy percent (70%)” it being understood and agreed that the Year 3 Share Payment shall be equal to thirty percent (30%).

The reference in Section 4.2(a)(iv) of the Merger Agreement to “fifty percent (50%)” with respeqt to the Year 4 Cash Payment shall be removed and replaced with “seventy percent (70%)” it being understood and agreed that the Year 4 Share Payment shall be equal to thirty percent (30%).

There shall be added to Section 4.2(a) of the Merger Agreement an additional Post-Closing Payment for the calendar year ended December 31, 2028 by the addition of the following as Section 4.2(a)(v):

“(v) Year 5 Post-Closing Payment. For the calendar year ended December 31, 2028 (the “Year 5 Post-Closing Period” and, together with the Year 1 Post-Closing Period, the Year 2 Post-Closing Period, the Year 3 Post-Closing Period and the Year 4 Post-Closing Period, collectively the “Post-Closing Period” and each, a “Post-Closing Year”):

(A) a cash payment equal to (x) seventy percent (70%) of the increase, if any, of Year 5 EBITDA over Year 4 EBITDA, multiplied by (y) by the Earnings Multiplier (the “Year 5 Cash Payment”), payable by wire transfer of immediately available funds to a bank account designated by the Sole Stockholder, and

(B) that number of shares of SPAC Common Stock determined by dividing (x) the amount of the Year 5 Cash Payment (if any) by (y) the closing price of SPAC Common Stock as of the last trading day of the 2028 calendar year (the “Year 5 Share Payment”) it being understood and agreed that the Year 5 Share Payment shall be equal to thirty percent (30%).

Section 4.2(a) of the Merger Agreement shall be further amended, in connection with the addition of the language provided for in clause (e) immediately above, to eliminate from Subsection (iv) thereof the definitions of “Post-Closing Period” and “Post-Closing Year” as the same now appear in the amendment provided for clause (e) immediately above.

Section 4.2(a)(i)(B) of the Merger Agreement shall also be amended by elimination thereof from the Merger Agreement and replacement of the same with the following:

“(B) that number of shares of SPAC Common Stock determined by dividing (x) the amount of the Year 1 Cash Payment (if any) by (y) the closing price of SPAC Common Stock as of the day of the repayment of the Promissory Note (the “Year 1 Share Payment”).”

Section 4.2(a)(i)(B) of the Merger Agreement shall be further amended by the addition at the end thereof of the following paragraph:

“The Year 1 Cash Payment and Year 1 Share Payment shall be made concurrent with repayment of the Closing Note. Notwithstanding the provisions of Section 4.2(b) below, the Statement in respect of the Year 1 Cash Payment and Year 1 Share Payment shall be delivered within 30 days prior to repayment of the Closing Note.”

In addition, reference to the Year 1 EBITDA in Section 4.2(a)(i)(A) of the Merger Agreement shall include $116,000 of the Selling Expenses for the calculation of such Year’s EBITDA

Section 1 of the Closing Note shall be amended to provide the principal of the Closing Note as of July 31, 2025 is the sum of $23,698,038.00 (“Principal Balance”). The Principal Balance of the Closing Note shall accrue interest on the sum of $11,700,019.00 at the rate of 8% simple interest per annum from March 27th 2025 until July 31, 2025 and interest at the rate of 8% simple interest per annum on the sum of $16,588,626.00 from July 31, 2025 until payment in full. Payment of the Closing Note shall be 70% in cash (“Cash Payment”) and 30% in SPAC Common Stock valued at the closing price at the close of business the day before the closing of the SPAC Merger. At the Closing of the SPAC merger transaction and, the satisfaction of the Closing Note, the sum of $2,369,833.00 shall be deducted from the cash payment and shall be evidenced by a Promissory Note in said amount bearing interest at 8% simple interest payable in full together with accrued interest one year after the date of the Closing of the SPAC Merger. The Closing Note accrued interest shall be paid on the day the SPAC Merger Closes.

In addition to the foregoing, Section 3(a)(i) of the Closing Note, defining an Event of Default to include if an IPO has not occurred by a certain date (the “Deadline”), is hereby amended to extend the Deadline to November 30, 2025.

Except as specifically modified herein, all other terms, conditions and covenants contained in the Merger Agreement and Closing Note shall remain in full force and effect.

This letter may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic and PDF signatures shall be deemed valid and enforceable.

This letter shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

This letter and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this letter and the transactions contemplated hereby, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law provisions thereof, provided that matters relating to the Closing Note, as hereby amended, shall be governed by and construed in accordance with the laws of the State of Indiana.

[Signature Page(s) Follow(s) This Page]

IN WITNESS WHEREOF, the parties hereto have caused this letter to be duly executed by their duly authorized representatives, all as of the day and year first above written.

PURCHASER

Precision Aerospace and Defense Group, Inc., a Florida corporation

By:	/s/ Maynard J. Hellman
Name:	Maynard J. Hellman
Title:	Board Chairman

SOLE STOCKHOLDER

David Lawrence

By:	/s/ David Lawrence

AERODYN

Aerodyn Engineering Holdings, Inc. an Indiana corporation

By:	/s/ David Lawrence
Name:	David Lawrence
Title:	Member

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